                              STOCK PURCHASE AGREEMENT


                                    BY AND AMONG

                FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK,
                              NATIONAL TITLE INSURANCE
                                  OF NEW YORK, INC.

                                        AND

                               AMERICAN TITLE COMPANY


                             DATED AS OF MARCH 16, 1998

                              TABLE OF CONTENTS                        PAGE
RECITALS ...............................................................   1
INDEX OF EXHIBITS.......................................................  iv
INDEX OF SCHEDULES......................................................  iv

                                 ARTICLE I
     Certain Definitions ...............................................   1

                                 ARTICLE 2
     The Basic Transaction..............................................   6

2.1  Purchase and Sale of Company Stock ................................   6
2.2  Consideration at Closing ..........................................   6
2.3  Certificate Delivery Requirement...................................   6

                                 ARTICLE 3
     Closing............................................................   6

3.1. Closing ...........................................................   6
3.2  Seller's Deliveries at Closing ....................................   7
3.3  Buyer's Deliveries at Closing .....................................   7
3.4  Conditions of Buyer ...............................................   7
3.5  Conditions of Seller and Company ..................................   9

                                 ARTICLE 4
     Representations and Warranties of Company and Shareholders ........  10

4.1  Organization and Standing; Articles and Bylaws ....................  10
4.2  Authorization .....................................................  10
4.3  Subsidiaries ......................................................  10
4.4  Capitalization ....................................................  10
4.5  Financial Statements ..............................................  11
4.6  Material Contracts ................................................  11
4.7  Assets Other Than Real Property....................................  12
4.8  Real Property .....................................................  12
4.9  No Conflicts ......................................................  13
4.10 Litigation ........................................................  13
4.11 Taxes .............................................................  13

                                     i


4.12 Employees. ........................................................  14
4.13 Consents ..........................................................  14
4.14 Operating Rights ..................................................  14
4.15 Compliance with Applicable Laws ...................................  15
4.16 Insurance .........................................................  15
4.17 Absence of Changes ................................................  15
4.18 Employee Plans ....................................................  16
4.19 Intellectual Property Rights ......................................  16
4.20 Environment, Health and Safety ....................................  17
4.21 Certain Transactions...............................................  17
4.22 Bank Accounts; Powers of Attorney..................................  17
4.23 Brokers' Fees .....................................................  18
4.24 Full Disclosure ...................................................  18

                                 ARTICLE 5
     Representations and Warranties of Buyer............................  18

5.1  Organization and Standing; Articles and Bylaws ....................  18
5.2  Authorization .....................................................  18
5.3  No Conflicts ......................................................  19
5.4  Governmental Consents..............................................  19
5.5  Brokers' Fees .....................................................  19
5.6  Full Disclosure ...................................................  19

                                 ARTICLE 6
     Conduct of Business Pending Closing ...............................  19

6.1  Qualification......................................................  19
6.2  Ordinary Course ...................................................  19
6.3  Corporate Changes .................................................  20
6.4  Indebtedness ......................................................  20
6.5  Accounting.........................................................  20
6.6  Compliance with Legal Requirements ................................  20
6.7  Disposition of Assets .............................................  20
6.8  Compensation ......................................................  20
6.9  Modification or Breach of Agreements; New Agreements ..............  21
6.10 Capital Expenditures...............................................  21
6.11 Consents ..........................................................  21
6.12 Maintenance of Insurance...........................................  21
6.13 Discharge..........................................................  21
6.14 Claims.............................................................  21
6.15 Taxes and Tax Assessments .........................................  21

                                     ii


                                 ARTICLE 7
     Additional Covenants. .............................................  22

7.1  Covenants of Seller and Company ...................................  22
7.2  Covenants of Buyer ................................................  23
7.3  Tax Advice.........................................................  23
7.4  Access and Information ............................................  23
7.5  Expenses ..........................................................  24
7.6  Certain Notifications..............................................  24
7.7  Publicity..........................................................  24
7.8  Further Assurances.................................................  24
7.9  Post-Closing Employment ...........................................  25
7.10 Employee Benefits .................................................  25
7.11 Post-Closing Underwriting and Other Contractual Obligations .......  25
7.12 Use of Name........................................................  26

                                 ARTICLE 8
     Termination, Amendment and Waiver..................................  27

8.1  Termination .......................................................  27
8.2  Effect of Termination .............................................  27
8.3  Amendment .........................................................  27
8.4  Waiver.............................................................  27

                                 ARTICLE 9
     Indemnification ...................................................  28

9.1  Survival of Representations and Warranties ........................  28
9.2  Indemnification by Seller .........................................  28
9.3  Indemnification by Buyer...........................................  28
9.4  Third-Party Claims.................................................  29
9.5  Additional Indemnification Provisions..............................  29
9.6  Indemnification Non-Exclusive .....................................  29
9.7  Access and Information ............................................  29
9.8  Mitigation.........................................................  30
9.9  Right of Set-Off...................................................  30

                                 ARTICLE 10
     General Provisions ................................................  30

10.1 Governing Law .....................................................  30
10.2 Successors and Assigns.............................................  30
10.3 Entire Agreement...................................................  30

                                    iii


10.4 Severability.......................................................  31
10.5 Notice ............................................................  31
10.6 Construction ......................................................  31
10.7 Headings ..........................................................  32
10.8 Counterparts ......................................................  32
10.9 Recitals, Schedules, and Exhibits..................................  32

INDEX OF EXHIBITS
EXHIBIT "A" - Promissory Note
EXHIBIT "B" - List of Counties

LIST OF SCHEDULES

Disclosure Schedule

                         STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 16th day of March, 1998, by and among FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, a New York corporation ("Seller"); NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, INC., a New York corporation ("Company"); and AMERICAN TITLE COMPANY, a California corporation ("Buyer"). Seller, Company, and Buyer are sometimes referred to collectively herein as the "Parties" or singularly as a "Party."

                                 RECITALS

     A. Seller is the record and beneficial owner of all of the outstanding capital stock of Company (the "Company Stock").

     B. This Agreement contemplates the acquisition by Buyer from Seller of all of the Company Stock.

     C. The respective Boards of Directors of Buyer and Seller believe that this Agreement and the transactions contemplated herein are advisable and in the best interests of their respective shareholders.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                     ARTICLE I
                                CERTAIN DEFINITIONS

     Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of such terms. Any capitalized term used in this Agreement and not ascribed a meaning in this
Article 1 shall have the meaning ascribed to such term elsewhere in this Agreement.

     "AFFILIATE" means, with respect to a Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably form the basis for any specified consequence.

     "BENEFIT ARRANGEMENT" mean any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, pension, profit-sharing, retirement or incentive plan, practice or arrangement, any group or individual disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits, or any other welfare or similar plan or arrangement for the benefit of any director, officer or employee, whether active or retired, or for any class or classes of such directors, officers or employees.

     "CLAIM" means any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding (including administrative and informal proceedings), complaint, charge, investigation or audit by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

     "CLOSING" has the meaning set forth in Section 3.1, below.

     "CLOSING DATE" has the meaning set forth in Section 3.1, below.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY STOCK" has the meaning set forth in Recital A.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public.

     "DISCLOSURE SCHEDULE" means the Schedules to this Agreement required to be prepared by Seller and Company and delivered to Buyer.

     "EMPLOYEE PLAN" means any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all Legal Requirements concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Legal Requirements relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, toxic materials or other Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means United States generally accepted accounting principles, as amended from time to time.

     "GOVERNMENTAL ENTITY" means any court, federal, state, local or foreign government or any administrative agency or commission or any other governmental authority or instrumentality whatsoever.

     "HAZARDOUS SUBSTANCES" means any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any Governmental Entity.

     "INDEBTEDNESS" means, when used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a Lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such Liability or obligation.

     "INTELLECTUAL PROPERTY" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissurances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);
(v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

      "KNOWLEDGE" means that Seller is actually aware of the fact or matter in question or reasonably should be aware of the fact or matter in question after a reasonable investigation concerning such fact or matter.

      "LEGAL REQUIREMENT" means any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator with binding authority on a Party or Parties, as the case may be.

      "LIABILITY" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

     "LICENSES" has the meaning set forth in Section 4.14, below.

      "LIEN" means all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, pledges, trusts (constructive or otherwise), deeds of trust, options or other charges, encumbrances or restrictions.

      "LOSSES" means any and all losses, damages, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interests from the date of such damages), and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description).

      "MATERIAL ADVERSE EFFECT" means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (i) the business, assets, results of operations, properties or condition (financial or otherwise) of Buyer, Seller or Company (as applicable); or (ii) the legal right or authorization of Buyer, Seller or Company (as applicable) to continue to operate its business as a going concern.

      "MATERIAL CONTRACTS" means (i) any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, director or employee which is not terminable on thirty
(30) days notice or less without penalty or obligation to make payments related to such termination; (ii) any plan contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing or the like; (iii) any existing distribution agreement, volume purchase agreement, or similar agreement (but excluding individual customer purchase orders) in which the annual amount involved in fiscal 1997 exceeded or is expected to exceed $25,000 in aggregate amount; (iv) any individual customer purchase order for the sale of goods or services in excess of $25,000; (v) except for trade indebtedness incurred in the Ordinary Course of Business, any Indebtedness incurred in the acquisition of companies or other entities or Indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise; (vi) any contract containing covenants purporting to limit in any way the freedom of Company to compete in any line of business or in any geographic area; (vii) any agreement of indemnification other than those entered into in connection with the sale of products or services of Company in the Ordinary Course of Business; (viii) any agreement, contract or commitment relating to capital expenditures and which involve future payments in excess of $25,000 in the aggregate by Company; (ix) any agreements, contracts or commitments relating to the disposition of assets, including any intangible assets or intellectual property rights (other than inventory), which involve payments in excess of $25,000 in the aggregate by Company; (x) any contracts with a Governmental Entity subject to price redetermination or renegotiation; or (xi) all insurance policies of Company; (xii) all equipment leases of Company which involve payments in excess of $10,000 in the aggregate; or (xiii) any other agreement, contract or commitment which is material to Company.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formula).

     "PARTY" has the meaning set forth in the preamble to this Agreement.

      "PERMITTED LIENS" means (i) mechanic's, materialmen's, and similar liens;
(ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

      "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

      "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                     ARTICLE 2
                               THE BASIC TRANSACTION

     2.1 PURCHASE AND SALE OF COMPANY STOCK. On the Closing Date, subject to the terms and conditions of this Agreement, Buyer shall acquire from Seller, and Seller shall sell to Buyer, the Company Stock, free and clear of all Liens, Claims, Indebtedness and Security Interests.

     2.2 CONSIDERATION AT CLOSING. In consideration for the acquisition of the Company Stock in accordance with Section 2.1, above, Buyer shall, on the Closing Date, (i) pay to Seller the cash sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) by delivery, at Buyer's option, of a cashier's or certified bank check, or by wire transfer to an account or accounts designated by Seller; and (ii) deliver to Seller that certain Promissory Note in the principal amount of Two Million Dollars ($2,000,000), a copy of which is attached hereto as Exhibit "A."

     2.3 CERTIFICATE DELIVERY REQUIREMENT. On the Closing Date, Seller shall deliver to Buyer the certificate(s) (the "Certificates") representing the Company Stock, duly endorsed in blank by Seller, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps affixed and canceled.

                                     ARTICLE 3
                                      CLOSING

     3.1. CLOSING. The consummation of the purchase and sale of the Company Stock and the other transactions contemplated by this Agreement (the "Closing"), shall take place at the offices of Buyer, located at 2510 North Red Hill Avenue, Santa Ana, California 92705, on such date (the "Closing Date") and at such time as may be mutually designated by the Parties within five (5) business days following the satisfaction or waiver of the conditions set forth in Sections 3.4 and 3.5, below (including, without limitation, the "Requisite Regulatory Approvals," as defined below), or such other date, time, place and manner as the Parties may mutually agree.

     3.2 SELLER'S DELIVERIES AT CLOSING. Provided that all of the conditions to the Closing set forth in Sections 3.4 and 3.5, below, have been satisfied or waived by the Party benefiting therefrom, Seller shall execute and deliver or cause to be delivered to Buyer at or prior to the Closing the following documents:

         (a) The Certificates, in accordance with Section 2.3 above;

         (b) Company's original minute book, such minute book to contain (i) original Articles of Incorporation and all amendments thereto, or copies thereof if the originals are unavailable; (ii) Company's Bylaws presently in effect; (iii) Company's stock transfer records together with all available canceled stock certificates; and (iv) all minutes of meetings or consents in lieu of such meetings of Company's Board of Directors and shareholders. Each of the above items shall be certified by the Secretary of Seller; and

         (c) Minutes of the Board of Directors of Seller, certified by the Secretary of Seller, authorizing and approving this agreement and the transactions contemplated herein;

         (d) Resignations of all of the officers and directors of Company effective as of the Closing Date;

         (e) Within thirty (30) days after the execution of this Agreement, the Disclosure Schedule required under Article 4, below; and

         (f) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by Buyer in order to consummate the transactions contemplated hereby.

     3.3 BUYER'S DELIVERIES AT CLOSING. Provided that all of the conditions to the Closing set forth in Sections 3.4 and 3.5, below, have been satisfied or waived by the Party benefiting therefrom, Buyer shall execute and deliver or cause to be delivered to Seller at the Closing:

         (a) The cash and the Promissory Note in accordance with Section 2.2, above; and

         (b) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by Seller in order to consummate the transactions contemplated hereby.

     3.4 CONDITIONS OF BUYER. Buyer's obligations hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE: PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Seller in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Seller and Company shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Closing Date.

         (b) MATERIAL ADVERSE EFFECT. No act, event or condition shall have occurred after the date hereof which Buyer determines in its reasonable discretion has had or could have a Material Adverse Effect on Company.

         (c) AUTHORIZATIONS. APPROVALS AND CONSENTS. All authorizations, approvals or consents from third parties, including from any Governmental Entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

         (d) DELIVERIES. Buyer shall have received from Seller the delivery obligations set forth in Sections 3.2, above.

         (e) DISCLOSURE SCHEDULE. Buyer shall be satisfied in its reasonable discretion with the Disclosure Schedule to be delivered by Seller in accordance with Section 3.2(e), above, and shall notify Seller of such approval or disapproval within ten (10) business days of receipt of the Disclosure Schedule.

         (f) NO CLAIMS. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Buyer of all or a material portion of the capital stock, business or assets of Company, or to compel Buyer or Company to dispose of or hold separate all or a material portion of the capital stock, business or assets of Company or Buyer.

         (g) CORPORATE ACTION. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Buyer in its reasonable discretion.

         (h) REQUISITE REGULATORY APPROVALS. All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement under applicable federal law of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the Parties or any Affiliate or Subsidiary of any

Party, including those described in Section 7.1(g), below, (collectively, the "Requisite Regulatory Approvals") shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Buyer or any Party or Person to be affected by such condition.

          (i) DUE DILIGENCE INVESTIGATION. Within forty (40) days after the date of this Agreement, Buyer shall have concluded (through its representatives, accountants, counsel and other experts) its due diligence investigation of the business, condition (financial, legal and other), properties, assets, prospects, operations and affairs of Company (as contemplated by Section 7.4, below) and shall, in its reasonable discretion, be satisfied with the results thereof, which results shall promptly be communicated to Seller at the end of such forty (40) day period.

     3.5 CONDITIONS OF SELLER AND COMPANY. Seller's and Company's obligations hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE: PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Buyer in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Buyer shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by it on or prior to the Closing Date.

          (b) MATERIAL ADVERSE EFFECT. No act, event or condition shall have occurred after the date hereof which Seller determines in its reasonable discretion has had or could have a Material Adverse Effect on Buyer.

          (c) AUTHORIZATIONS, APPROVALS AND CONSENTS. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, required to be obtained by Buyer shall have been obtained.

          (d) DELIVERIES. Seller shall have received from Buyer the delivery obligations set forth in Section 3.3, above.

          (e) NO CLAIMS. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of Company, or to compel Buyer or Company to dispose of or hold separate all or a material portion of the business or assets of Company or Buyer.

          (f) REQUISITE REGULATORY APPROVALS. The Requisite Regulatory Approvals, including those described in Section 7.1(g), below, shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Seller, Company or any Party or Person to be affected by such condition.

                                     ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that (except for changes contemplated by this Agreement and except as set forth in the Disclosure Schedule attached hereto), each of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (each such statement to be made again by Seller on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 4):

     4.1 ORGANIZATION AND STANDING: ARTICLES AND BYLAWS. Seller and Company are corporations duly organized, validly existing and in good standing under the laws of the State of New York, have full power and authority to own their respective assets and properties and to carry on their respective business as presently conducted. Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

     4.2 AUTHORIZATION. All corporate action on the part of Seller and Company, and their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Seller's and Company's obligations hereunder and thereunder, and for the transfer of the Company Stock have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of Seller and Company enforceable in accordance with their respective terms.

     4.3 SUBSIDIARIES. Company has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

     4.4 CAPITALIZATION. The authorized capital stock of Company consists of 200,000 shares of Common Stock, par value $7,500 per share, of which 123,949 shares are issued and outstanding as of the date of this Agreement. All of the shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the shares of Company Stock were offered, issued, sold and delivered by Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the shares of Company Stock were issued in violation of any preemptive rights created by statute, or by Company's charter documents, or by any agreement to which Company may be bound.

     There are no outstanding shares of common stock, preferred stock or any other equity securities of Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Seller or Company may be bound, that do or may obligate Seller or Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock, preferred stock or other equity securities or that do or may obligate Seller or Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of Company or any other securities of Company. Seller and Company have not, or prior to the Closing will have not, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any additional capital stock or securities of Company. Seller owns of record and beneficially, and has good and marketable title to all of the shares of Company Stock, free and clear of all Claims, Liens and Encumbrances. As a result of the transactions contemplated hereby, Buyer will be the record and beneficial owner of all outstanding capital stock of Company and rights to acquire capital stock of Company.

     4.5 FINANCIAL STATEMENTS. Schedule 4.5 to the Disclosure Schedule hereto includes true, complete and correct copies of (i) Company's most recent Form 9; and (ii) Company's balance sheet as of December 31, 1997 (the end of its most recently completed fiscal year) and statements of income, cash flows and retained earnings for the year then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position of Company as of the date thereof and the results of its operations and cash flows for the period then ended. There are no Company Liabilities, direct or indirect, fixed or contingent, which are not reflected or reserved in the balance sheet as of December 31, 1997, except for Liabilities incurred in the Ordinary Course of Business subsequent to December 31, 1997, which, either individually or in the aggregate, would not be material. To the Knowledge of Seller, there is no Basis for any assertion against Company of any Liability or obligation of any nature whatsoever that is not fully reflected or reserved in the Financial Statements which, either individually or in the aggregate, would be material.

     4.6 MATERIAL CONTRACTS. True, correct and complete copies of all Material Contracts shall, at the request of Buyer, be furnished by Company to Buyer in connection with Buyer's due diligence investigation of Company. Each Material Contract so delivered is a valid and binding obligation of Company and is enforceable against Company and the other Person or Persons thereto, in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies. Company has performed all obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Material Contract to which Company is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. To the Knowledge of Seller, no party with whom Company has a Material Contract is in default of its obligations thereunder. Except as set forth on Schedule 4.6 of the Disclosure Schedule, no consent or approval of any Person to any of the Material Contracts is necessary in order to permit Company to consummate the transactions contemplated hereby.

     4.7 ASSETS OTHER THAN REAL PROPERTY. Company has good and marketable title to all properties and assets (other than real property which is subject to Section 4.8, below) owned or leased by Company, free and clear of all Liens except for: (i) Permitted Liens; and (ii) Liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby. The assets and properties of Company constitute all the assets, properties, rights, privileges and interests necessary for the operation of Company's business. All of the vehicles, machinery and equipment of Company are in good working order and condition, ordinary wear and tear excepted.

     4.8 REAL PROPERTY. Schedule 4.8 to the Disclosure Schedule sets forth a true, correct and complete list of all real property (the "Real Property") owned by Company and all Liens, Claims and Indebtedness encumbering such Property. Subject to the Liens, Claims and Indebtedness encumbering the Real Property, Company has good, marketable and insurable title to the Real Property. The improvements on the Real Property have been maintained in the Ordinary Course of Business. There are no condemnation or appropriation proceedings pending or threatened, or to the Knowledge of Seller any Basis therefore, against any of the Real Property or the improvements thereon. The use of the Real Property and the improvements thereon is in compliance with all Legal Requirements in all material respects. Schedule 4.8 to the Disclosure Schedule hereto also contains an accurate list and general description of all real property leases, subleases, licenses or similar agreements (the "Leases") to which Company is a party (copies of which have been previously furnished to Buyer), in each case setting forth (i) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases; (ii) the legal description or street address of each property covered thereby; and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). Company has valid leasehold interests in the Leased Premises, free and clear of all Liens and Claims, except for (i) Claims of lessors, co-lessees or sublessees in such matters as are reflected in the Leases; (ii) title exceptions affecting the fee estate of the lessor under such Leases; and (iii) other matters as described in the Disclosure Schedule. Company is not in default, and no facts or circumstances have occurred which, through the passage of time or both, or the giving of notice would constitute a default, under any Lease. The activities of Company, with respect to the Leased Premises, are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. To the Knowledge of Company, the portions of the buildings on the Leased Premises that are used in the business of Company are each in good repair and condition (including without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy Company's current business activities as conducted thereat.

     4.9 NO CONFLICTS. Neither the execution and delivery nor the performance of this Agreement by Seller and Company will result in any of the following:
(i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Seller or Company, (B) any Material Contract; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of Company; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Company; (iv) the creation or imposition of any Lien on any shares of the Company Stock; or (v) a violation or breach of any writ, injunction or decree of any Governmental Entity or arbitrator to which Company is a party or by which any of its properties are bound.

     4.10 LITIGATION. There are no Claims before any court or administrative agency pending or currently threatened against or with respect to Seller or Company (or to the Knowledge of Seller any Basis therefor), which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Company Material Adverse Effect, or in any material impairment of the right or ability of Company to carry on its business as now conducted, or in any Liability or Loss on the part of Company in excess of reserves. Company is not a party or subject to, and none of its assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity or arbitrator.

     4.11 TAXES. Company has no Liability for any federal, state or local Taxes, except for Taxes which have accrued and are not yet payable. Company has filed or caused to be filed all Tax Returns required under applicable law to be filed on or before the Closing Date, Company has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, and all such Tax Returns are true, correct and complete in all respects. None of the Tax Returns of Company are currently under investigation or audit, nor is an investigation or audit pending, and there has not been an investigation or audit of the Tax Returns of Company in the past seven (7) years. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Company are true, correct and complete, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of the December 31, 1997 Financial Statements. No Claim has ever been made by any Governmental Entity in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes owed by Company or which Company is obligated to withhold from amounts owed or owing to any employee, independent contractor, stockholder, creditor or third party have been paid. There are no unresolved Claims concerning Company's Tax Liability, and to the Knowledge of Seller no Basis for any such Claims exist.

     4.12 EMPLOYEES. Schedule 4.12 to the Disclosure Schedule hereto sets forth a complete list of all current employees of Company, title or job classification, and the current annual rate of compensation payable to each such employee. There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or threatened, attempts to unionize or controversies threatened between Company and, or relating to, any of its employees, nor to the Knowledge of Seller any Basis therefore. Company is not a party to any collective bargaining agreement with respect to any of its employees or to a written employment contract with any of its employees, and there are no understandings with respect to the employment of any officer or employee of Company which are not terminable by Company without Liability on not more than thirty (30) days' notice. No officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, Benefit Arrangement, Employment Plan or other benefit, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Agreement. Company has complied with all applicable Legal Requirements which govern workers' compensation, equal employment opportunity and equal pay. Company's employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

     4.13 CONSENTS. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity or under any Material Contract or Company's most recent Form 9, required on the part of Company in connection with the valid execution and delivery of this Agreement and the exchange and cancellation of the Company Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be obtained and effective at or prior to the Closing.

     4.14 OPERATING RIGHTS. Company has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or threatened, or to the Knowledge of Seller any Basis therefore, that could result in the revocation or limitation of any such Licenses. Company has conducted its business so as to comply in all material respects with all such Licenses.

     4.15 COMPLIANCE WITH APPLICABLE LAWS. The properties, assets, business and operations of Company have been and are being maintained and conducted in compliance with all Legal Requirements to which Company is subject. No investigation or review by any Governmental Entity with respect to Company is pending or threatened, or to the Knowledge of Seller is there any Basis therefore, nor has any Governmental Entity indicated to Company an intention to conduct the same.

     4.16 INSURANCE. Schedule 4.16 to the Disclosure Schedule hereto sets forth an accurate list, as of the date of the delivery to Buyer of the Disclosure Schedule, of all insurance policies carried by Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. Attached to Schedule 4.16 to the Disclosure Schedule are true, complete and correct copies of the summaries from the insurance company of all current insurance policies, all of which are in full force and effect, and a list of all pending insurance claims. All premiums payable under all such policies have been paid and Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). To the Knowledge of Seller, such policies of insurance are of the type and in amounts carried by Persons conducting businesses similar to that of Company. There is no threatened termination of or material premium increase with respect to, any of such policies. All claims previously made under such policies have been timely filed.

     4.17 ABSENCE OF CHANGES. Except as set forth on Schedule 4.17 to the Disclosure Schedule, since January 1, 1998, there has not been (i) any change or amendment in the Articles of Incorporation, Bylaws or other governing instruments of Company; (ii) any sale or issuance of, or grant of options or rights to acquire, any shares of the Company Stock or other securities of Company or any declaration, setting aside, or payment of dividends or redemptions in respect of any shares of capital stock of Company, or any direct or indirect redemption, purchase, or other acquisition of such stock, or any agreement, understandings or commitments to do the same; (iii) any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the outstanding shares of the Company Stock; (iv) any amendment, termination or revocation, or any threat of any amendment, termination, or revocation of any Material Contract; (v) any sale, transfer, mortgage, pledge, or subjection to Lien (other than Permitted Liens) of, on or affecting any of the assets of Company valued at or above $10,000 individually or in the aggregate; (vi) any increase in the compensation paid or payable or in the fringe benefits provided to any employee of Company, or the adoption of any Benefit Arrangements or Employee Plans not in existence in the fiscal year ended December 31, 1997; (vii) any damage, destruction or loss, whether or not covered by insurance, of any of the assets of Company;
(viii) any purchase or lease, or commitment for the purchase or lease, of equipment or other capital items not disclosed in Company's Financial Statements which is in excess of the normal, ordinary and usual requirements of the business of Company; (ix) any change that by itself or together with other changes, has had a Material Adverse Effect; (x) any agreement or arrangement made by Seller to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or (xi) the commencement or notice or threat of commencement of any Claim against Company or any of its affairs other than title insurance Claims in the Ordinary Course of Business, notice of which has or will be provided to Buyer.

     4.18 EMPLOYEE PLANS. Schedule 4.18 to the Disclosure Schedule hereto sets forth a complete list of all Employee Plans and Benefit Arrangements maintained, administered or contributed to, or otherwise participated in, by Company. True and complete copies of each such Employee Plan or Benefit Arrangement, including amendments thereto, have been provided to Buyer, together with true and complete copies of (i) annual reports for the most recent three (3) years (Form 5500 Series including, if applicable, Schedules A and B thereto); (ii) all plan documents and the most recent summary plan description of each such Employee Plan, together with any modifications thereto; and (iii) the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each such Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the Code, and the Company has not been obligated to make a contribution to any such multiemployer or multiple employer plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan or Benefit Arrangement and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Plan or Benefit Arrangement or accrued in accordance with past custom and practice of Company. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. Neither Company nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA.

     4.19 INTELLECTUAL PROPERTY RIGHTS.

          (a) Company owns, or has the right to use, sell or license all Intellectual Property necessary or required for the conduct of its business as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of Company's business. Company has taken all reasonable and practicable action designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property.

          (b) Neither the manufacture, marketing, license, sale or intended use of any Intellectual Property licensed or sold by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes any Intellectual Property of any other party; and there is not pending or threatened, nor to the Knowledge of Seller any Basis therefor, any Claim contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property or that the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor to the Knowledge of Seller, is there any Basis for any such assertion.

     4.20 ENVIRONMENT, HEALTH AND SAFETY.

          (a) Company has complied with all Environmental, Health and Safety Laws, except where failure to comply would not have a Material Adverse
Effect, and no Claim or notice has been filed or commenced against it alleging any failure to so comply. Without limiting the generality of the preceding sentence, Company has obtained and been in compliance with all of the terms and conditions of all Licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety
Laws, except where failure to comply would not have a Material Adverse Effect.

          (b) Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a Basis for any present or future Claim against Company giving rise to any Liability, except where having done so would not have a Material Adverse Effect. Company has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which could have a Material Adverse Effect.

          (c) All properties used in the Company's business are free of Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

     4.21 CERTAIN TRANSACTIONS. Except as set forth on Schedule 4.21 of the Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, between Company, on the one hand, and any officer or director of Company, or any person or entity affiliated with any of them, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Company, with or without adequate compensation, or to any indebtedness owed to or by Company, in any amount whatsoever.

     4.22 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 4.22 of the Disclosure Schedule sets forth any and all updates or revisions as of the date of this Agreement to Company's most recent Form 9, with respect to Company's bank accounts and/or investments. Schedule 4.22 of the Disclosure Schedule hereto also sets forth the name of each Person holding a general or special power of attorney from Company and a description of the terms of such power.

     4.23 BROKERS' FEES. Seller and Company have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     4.24 FULL DISCLOSURE. Neither this Agreement, the representations and warranties by Seller contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to Buyer in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Knowledge of Seller, there is no fact which has not been disclosed to Buyer that would have a Material Adverse Effect or would affect the ability of Seller and Company to perform their obligations under this Agreement.

                                     ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that (except for changes contemplated by this Agreement) each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (each such statement to be made again by Buyer on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 5):

     5.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has full power and authority to own its assets and properties and to carry on its business as presently conducted. Buyer is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

     5.2 AUTHORIZATION. All corporate action on the part of Buyer and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Buyer's obligations hereunder and thereunder, and for the purchase of the Company Stock have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered by Buyer, shall constitute valid and legally binding obligations of Buyer enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

     5.3 NO CONFLICTS. Neither the execution and delivery nor the performance of this Agreement by Buyer will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Buyer,
(B) any Material Contract of Buyer; (ii) the termination of any Material Contract of Buyer or the acceleration of the maturity of any Indebtedness or other material obligation of Buyer; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Buyer; (iv) the creation or imposition of any Lien on any shares of Buyer's Common Stock; or (v) a violation or breach of any writ, injunction or decree of any Governmental Entity to which Buyer is a party or by which any of its properties are bound.

     5.4 GOVERNMENTAL CONSENTS. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, required on the part of Buyer in connection with the valid execution and delivery of this Agreement and the purchase of the Common Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing.

     5.5 BROKERS' FEES. Buyer is not a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent, or finder.

     5.6 FULL DISCLOSURE. Neither this Agreement, the representations and warranties by Buyer contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to Seller in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                     ARTICLE 6
                        CONDUCT OF BUSINESS PENDING CLOSING

     During the period commencing on the date hereof and continuing through the Closing Date, Seller and Company, jointly and severally, covenant and agree that, unless consented to in writing by Buyer, which consent shall not be unreasonably withheld:

     6.1 QUALIFICATION. Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions in which Company owns or leases any property or conducts any business.

     6.2 ORDINARY COURSE. Company shall conduct its business in, and only in, the Ordinary Course of Business and, to the extent consistent with such business, shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by the Company as of December 31, 1997. Company will use its best efforts to preserve its business organization intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with the Company. Company shall maintain its properties and assets in good condition and repair.

     6.3 CORPORATE CHANGES. Company shall not (i) amend its Articles of Incorporation or Bylaws (or equivalent documents); (ii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase any of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof; (iii) enter into any partnership or joint venture; (iv) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock; (v) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or (vi) liquidate or dissolve or obligate itself to do so.

     6.4 INDEBTEDNESS. Company shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. Company shall not restructure or refinance its existing Indebtedness.

     6.5 ACCOUNTING. Company shall not make any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. Company shall maintain its books, records, and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

     6.6 COMPLIANCE WITH LEGAL REQUIREMENTS. Company shall comply promptly and in all material respects with all Legal Requirements imposed upon it, its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Buyer in connection with any such requirements imposed upon Buyer, or upon any of its Affiliates, in connection therewith or herewith.

     6.7 DISPOSITION OF ASSETS. Except in the Ordinary Course of Business, Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien other than Permitted Liens upon any of its properties or assets, tangible or intangible, or upon any interest therein.

     6.8 COMPENSATION. Except in the Ordinary Course of Business, Company shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, Employee Plan, Benefit Arrangement, or any other agreement, trust, fund or arrangement for the benefit of employees other than to comply with any Legal Requirement; or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, Seller or any current or former officer, director, employee or consultant of Company.

     6.9 MODIFICATION OR BREACH OF AGREEMENTS; NEW AGREEMENTS. Except in the Ordinary Course of Business, Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any Material Contract, written or oral. Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business. Company shall meet all of its contractual obligations in accordance with their respective terms.

     6.10 CAPITAL EXPENDITURES. Except in the Ordinary Course of Business, except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $15,000 individually or in the aggregate), Company shall not purchase or enter into any contract to purchase any capital assets.

     6.11 CONSENTS. Company shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Entity or Person required to be obtained or made by Company hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

     6.12 MAINTENANCE OF INSURANCE. Company shall maintain its policies of insurance in full force and effect on substantially the same terms and conditions as in effect on the date of this Agreement, and shall not do, permit or willingly allow to be done any act by which any of said policies of insurance may be suspended, materially impaired or canceled.

     6.13 DISCHARGE. Company shall not cancel, compromise, release or discharge any Claim of Company upon or against any Person or waive any right of Company, and not discharge any Lien upon any asset of Company or compromise any debt or other obligation of Company to any Person other than Liens, debts or obligations with respect to current Liabilities of Company.

     6.14 CLAIMS. Company shall not institute, settle or agree to settle any Claim before any Governmental Entity, except for title insurance Claims in the Ordinary Course of Business.

     6.15 TAXES AND TAX ASSESSMENTS. Company shall pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes assessed against Company, its assets, properties or operations. Company shall furnish promptly to Buyer a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to Company's operations for periods ending on or prior to the Closing Date.

                               ARTICLE 7
                          ADDITIONAL COVENANTS

     7.1 COVENANTS OF SELLER AND COMPANY. During the period from the date hereof through the Closing Date, Seller and Company agree to:

          (a) Comply promptly with all applicable Legal Requirements imposed upon them with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Buyer in connection with any such requirements imposed upon Buyer or upon any of its Affiliates in connection therewith or herewith;

          (b) Use their best efforts to obtain (and to cooperate with Buyer in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller and/or Company in connection with the transactions contemplated by this Agreement;

          (c) Use their best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.4, above;

          (d) Promptly advise Buyer orally and, within three (3) business days thereafter, in writing of any change in Company's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Company;

          (e) Deliver to Buyer prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Exhibit or Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, immediately upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Exhibit or Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Buyer from terminating this Agreement pursuant to
Section 8.1(b), below, at any time at or prior to the Closing in respect of any original untrue or misleading statement;

          (f) Within thirty (30) days after the date of this Agreement, deliver to Buyer the Disclosure Schedule; and

          (g) Promptly commence and diligently prepare, file and process, at Seller's cost and expense, all the necessary Regulatory Approvals from Governmental Entities that specifically relate to the title insurance business and the change of ownership of such business from Seller to Buyer; provided, however, that Buyer expressly acknowledges and agrees that (i) such approvals are burdensome and may take several months to obtain; and (ii) Buyer shall not have a right to terminate this Agreement under Section 8.1(b), below, so long as Seller is diligently attempting to obtain such Regulatory Approvals. Buyer shall cooperate with Seller to the extent reasonably requested by Seller in obtaining the above Regulatory Approvals.

     7.2 COVENANTS OF BUYER. During the period from the date hereof to the Closing Date, Buyer shall:

          (a) Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or Company or upon any of Seller's or Company's Affiliates in connection therewith or herewith;

          (b) Use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Buyer in connection with the transactions contemplated by this Agreement;

          (c) Use its best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.5 of this Agreement; and

          (d) Promptly advise Company orally and, within three (3) business days thereafter, in writing of any change in Buyer's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Buyer;

     7.3 TAX ADVICE. Seller, Company and Buyer acknowledge that they have each received their own independent tax advice with respect to this Agreement and the transactions contemplated thereby, and are not in any way relying on any statements or advice of any other Party or any of such other Party's officers, directors, employees, agents or representatives with respect to such matters.

     7.4  ACCESS AND INFORMATION.

          (a) During the period commencing on the date hereof and ending forty (40) days thereafter, Seller shall cause Company to afford to Buyer and to Buyer's accountants, counsel, and other representatives, reasonable access during regular business hours and without undue interruption to its business to all of its properties, books, contracts, commitments, records and personnel and, during such period, to cause Company to furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request.

          (b) Except to the extent permitted by the provisions of
Section 7.7, below, Buyer shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Seller or Company concerning Company and shall not disclose such information to any third Person except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as result of disclosure by Buyer or its representatives; (ii) becomes available to Buyer or its representatives from a third party other than Seller or Company, and Buyer or its representatives have no reason to believe that such third party is not entitled to disclose such information; (iii) is known to Buyer or its representatives on a non-confidential basis prior to its disclosure by Seller or Company; or (iv) is made available by Seller or Company to any other
Person on a non-restricted basis. Buyer's obligations under the foregoing sentence shall expire on the Closing Date or, if the Closing does not occur, one (1) year after the date hereof.

     7.5 EXPENSES. All costs and expenses (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the same.

     7.6 CERTAIN NOTIFICATIONS. At all times from the date hereof to the Closing Date, each Party shall promptly notify the others in writing of the occurrence of any event that will or reasonably would be expected to result in the failure to satisfy any of the conditions specified in Sections 3.4 and 3.5, above.

     7.7 PUBLICITY. At all times prior to the Closing Date, each Party shall obtain the consent of all other Parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, and others are made aware of the terms of this Section 7.7. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations; provided that the Party furnishing such information shall have used its reasonable best efforts to comply with this provision first, and in any event does so only with the advice of counsel.

     7.8  FURTHER ASSURANCES.

          (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal

Requirements, to consummate and make effective the transactions contemplated by this Agreement.

          (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of Seller, Company and Buyer, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or appropriate documentation.

     7.9 POST-CLOSING EMPLOYMENT. Company shall terminate all of its employees as of the Closing Date. Company and Sellers acknowledge and agree that after the Closing Date (i) Buyer shall not be required to employ or retain any employee of Company or any other Person; and (ii) Buyer, in its sole and absolute discretion, may cause Company to retain all, some, or none or such employees.

     7.10 EMPLOYEE BENEFITS. With respect to those employees of Company retained by Buyer pursuant to Section 7.9, above, as of the Closing Date, the Company's Benefit Arrangements and Employee Plans shall either be fully maintained by Buyer for such employees, or such employees and their eligible dependents, shall be consolidated into Buyer's Benefit Arrangements and Employee Plans with full takeover provisions ("Buyer Coverage"), such that, among other things, such employees and their eligible dependents who receive Buyer Coverage are (i) credited for service with Company to be applied against all service and waiting periods under Buyer Coverage; (ii) credited for any deductibles paid for the plan year under Company's Benefit Arrangements and Employee Plans to be applied against any deductibles under Buyer Coverage; and (iii) not excluded from Buyer Coverage for any pre-existing condition if such employee or eligible dependent was entitled to coverage under Company's Benefit Arrangements and Employee Plans as of the Closing Date.

     7.11 POST-CLOSING UNDERWRITING AND OTHER CONTRACTUAL OBLIGATIONS.
Except as otherwise expressly set forth in this Section 7.11, all of the terms and conditions of any and all pre-Closing contracts or agreements between Fidelity National Financial, Inc., a Delaware corporation, and its Subsidiaries and Affiliates (collectively, "Fidelity"), on the one hand, and Buyer, on the other hand (collectively, the "Fidelity Contracts"), shall survive the Closing and each Fidelity Contract shall remain in full force and effect for the duration of the respective term of such Fidelity Contract. Notwithstanding the preceding sentence:

          (a) With respect to any Trustee Sale Guaranty commitment originated by Buyer post-Closing, Buyer shall be entitled to underwrite the first One Hundred Thousand Dollars ($100,000) of such commitment with Company or underwrite the entire commitment with Fidelity. If Buyer elects to underwrite the first One Hundred Thousand Dollars ($100,000) of such commitment with Company, then Buyer shall have Fidelity reinsure the remaining portion of such commitment in excess of One Hundred Thousand Dollars ($100,000) and pay Fidelity a fee equal to six percent (6%) of the gross policy premium as and for a reinsurance fee.

If Buyer elects to have Fidelity underwrite the entire commitment, then Buyer shall pay Fidelity a fee of eleven percent (11%) of the gross policy premium in connection with each Trustee Sale Guaranty Policy;

          (b) With respect to any post-Closing non-Trustee Sale Guaranty commitments in a county in which Buyer is currently licensed (such counties are listed on Exhibit "B" hereto), Buyer shall underwrite the entire commitment with Fidelity and pay Fidelity a fee equal to eleven percent (11%) of the gross policy premium, as provided under the current Fidelity Contracts;

          (c) With respect to any post-Closing non-Trustee Sale Guaranty commitments originated by or referred to Buyer in a county not listed on Exhibit "B" hereto, Buyer shall be entitled to underwrite the first Fifty Thousand Dollars ($50,000) of such commitment with Company or underwrite the entire commitment with Fidelity. If Buyer elects to underwrite the first Fifty Thousand Dollars ($50,000) of such commitment with Company, then Buyer shall have Fidelity reinsure the remaining portion of such commitment in excess of Fifty Thousand Dollars ($50,000) and pay Fidelity a fee equal to six percent (6%) of the gross policy premium as and for a reinsurance fee. If Buyer elects to have Fidelity underwrite the entire commitment, then Buyer shall pay Fidelity a fee of eleven percent (11%) of the gross policy premium, as provided under the current Fidelity Contracts;

          (d) Post-Closing, Buyer shall (i) continue to pay Fidelity a monthly fee of one percent (1%) of total gross policy premiums generated by Buyer in the immediately preceding month, regardless of the underwriter utilized, in consideration for certain services provided to Buyer pre-Closing under the Fidelity Contracts, including accounting, legal, trust accounting, human resources and payroll; and (ii) for the first twenty-four (24) consecutive months following the Closing, pay Fidelity a fee of $8,333.33 per month in consideration for claims processing services for Company, preparation and filing of Form 9s for Company, and agency processing services for Company. If after the twenty-fourth (24th) month following the Closing, Buyer elects to continue to utilize the services of Fidelity set forth in clause (ii), above, then such services shall be provided to Buyer by Fidelity upon such terms and conditions as Buyer and Fidelity shall mutually agree; and

          (e) Fidelity shall continue to manage Company's investment portfolio post-Closing. In consideration for such services, Company shall pay Fidelity a monthly fee equal to 1.67 basis points of Company's average investment balance managed by Fidelity for the immediately preceding month.

     7.12 USE OF NAME. Seller and/or an Affiliate of Seller owns or has an interest in the name American Title Insurance Company. Seller on behalf of itself and its Affiliates hereby authorizes Buyer to use such name, or a derivation thereof, for Company post-Closing.

                                   ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  By mutual consent of Seller and Buyer;

          (b) By Seller, on the one hand, or by Buyer, on the other hand, if there has been a breach, failure to fulfill or default (collectively, a "Breach") on the part of the other Party (the "Breaching Party") of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein; or

          (c) By Seller, on the one hand, or by Buyer, on the other hand, if there shall be a final non-appealable order of a Governmental Entity or arbitrator in effect preventing consummation of the transactions contemplated hereby; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity or arbitrator which would make the consummation of such transactions illegal.

     8.2 EFFECT OF TERMINATION. In the case of any termination of this Agreement pursuant to Section 8.1, above, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of any Party or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of Section 7.4 and 7.5 shall remain in full force and effect and survive any termination of this Agreement; (ii) each Party shall remain liable for any Breach of this Agreement prior to its termination; and (iii) in the event of termination pursuant to Section 8.1(b), above, then notwithstanding the provisions of Section 7.5, above, the Breaching Party shall be liable to the non-breaching Party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated thereby.

     8.3 AMENDMENT. This Agreement may be amended at any time by a written instrument executed by the Parties. Any amendment effected pursuant to this
Section 8.3 shall be binding upon all Parties.

     8.4 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.4 shall be binding upon all Parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any Breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that such Party may have against the other Parties.

                                     ARTICLE 9
                                  INDEMNIFICATION

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby for a period of eighteen (18) months after the Closing Date; provided that the representations and warranties contained in Sections 4.2, 4.4, 4.11, 4.20, and 5.2 shall continue until the expiration of the applicable statutes of limitations.

     9.2 INDEMNIFICATION BY SELLER. Seller covenants and agrees with Buyer and its officers, directors, employees, shareholders, assigns, successors and affiliates (a "Buyer Indemnified Party") to indemnify and hold harmless a Buyer Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

          (a) any breach of any representation or warranty of Seller set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Seller in connection herewith; or

          (b) any non-fulfillment of any covenant or agreement on the part of Seller or Company in this Agreement.

Payment shall not be a condition precedent to recovery under the above indemnities.

     9.3 INDEMNIFICATION BY BUYER. Buyer covenants and agrees with Seller and its officers, directors, employees, shareholders, assigns, successors and affiliates (a "Seller Indemnified Party") to indemnify and hold harmless a Seller Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

          (a) any breach of any representation or warranty of Buyer set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer in connection herewith; or

          (b) any non-fulfillment of any covenant or agreement on the part of Buyer in this Agreement.

Payment shall not be a condition precedent to recovery under the above indemnities.

     9.4 THIRD-PARTY CLAIMS. In the event any third party asserts any Claim with respect to any matter as to which the indemnities in this Agreement relate, the Party or Person against whom the Claim is asserted (the "Indemnified Party") shall give prompt notice to the other Party or Person (the "Indemnifying Party"), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third-party Claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third-party Claim within thirty (30) days after receipt of the notice of the third-party Claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses related to the defense or settlement of the third-party Claim, including all costs and expenses (including reasonable attorneys' fees and costs) incurred by the Indemnified Party in defending such Claim. The Parties shall cooperate in defending against any asserted third-party Claims. For purposes of this
Article 9, the reference to this Agreement includes any certificate, Disclosure Schedule, Exhibit, list, summary or other information provided or delivered to a party by the Indemnifying Party or its agents and affiliates in connection with this Agreement.

     9.5 ADDITIONAL INDEMNIFICATION PROVISIONS. Notwithstanding anything to the contrary in this Article 9, (i) Seller's and Buyer's aggregate Liability to each other under Sections 9.2 and 9.3, respectively, shall not exceed One Million Dollars ($1,000,000); (ii) Seller and Buyer shall not incur any Liability to each other under Sections 9.2 and 9.3, respectively, until the aggregate amount of the indemnification obligations exceeds Fifty Thousand Dollars ($50,000); (iii) Seller and Buyer shall not incur any Liability to each other under Sections 9.2 and 9.3, respectively, for an individual indemnification Claim less than One Thousand Dollars ($1,000); and (iv) in lieu of payment from Seller to Buyer of a valid indemnification Claim under
Section 9.2, above, Buyer may elect to reduce the principal balance due under the Promissory Note by the amount of such valid Claim.

     9.6 INDEMNIFICATION NON-EXCLUSIVE. Subject to the limitations set forth in Sections 9.1 and 9.5, above, the indemnification provisions of this
Article 9 are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party may have for breach of representation, warranty, covenant or agreement.

     9.7 ACCESS AND INFORMATION. With respect to any Claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives full and free access during normal business hours and upon the giving of reasonable prior notice to their books and records relating to such Claims, and to their employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for reimbursement of reasonable out-of-pocket expenses. The Indemnified Party agrees to maintain any of its books and records which may relate to a Claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such Claim; provided that the failure to do so shall not relieve the Indemnifying Party of any obligation hereunder unless the Indemnifying Party demonstrates that the failure to do so substantially prejudiced the Indemnifying Party in the defense of any third-party proceeding, and then only to the extent so prejudiced.

     9.8 MITIGATION. The Indemnified Parties agree to mitigate their Losses and use their reasonable efforts to collect any indemnifiable damages from any available insurer or third-party indemnitors before collecting from the Indemnifying Party; provided, however, nothing in the foregoing sentence shall preclude any Indemnified Party from filing a Claim against the Indemnifying Party from the outset. If any amounts are recovered from an insurer or third party after payment to an Indemnified Party, the recovering party (or parties) shall promptly pay over to such Indemnifying Party (or Parties) any such recovered amounts, but only to the extent of any Losses with respect to such matter.

     9.9 RIGHT OF SET-OFF. Any Party to this Agreement shall be entitled to set-off against any amounts due to another Party under the terms of this Agreement or under any additional agreement, any amounts due from such other Party under the terms of this Agreement.

                                  ARTICLE 10
                              GENERAL PROVISIONS

     10.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

     10.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

     10.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided herein.

     10.4 SEVERABILITY. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     10.5 NOTICE. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given
(i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the Parties at the following addresses:

           (a) If to Seller or Company (pre-Closing), addressed to:

               Fidelity National Title Insurance Company of New York 3916 State Street, Suite 300
               Santa Barbara, California 93105
               Attn: Frank P. Willey, Executive Vice President
               Facsimile: (805) 898-7191

               With a copy to:

               Fidelity National Financial, Inc.
               3916 State Street, Suite 300
               Santa Barbara, California 93105
               Attn: Andrew F. Puzder, Executive Vice President
               Facsimile: (805) 898-7149

           (b) If to Buyer or Company (post-Closing), addressed to:

               American Title Company
               2510 North Red Hill Avenue
               Santa Ana, California 92705
               Attn: Michael C. Lowther, Chief Executive Officer
               Facsimile: (809) 332-7230

     10.6 CONSTRUCTION. Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     10.7 HEADINGS. The headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     10.8 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     10.9 RECITALS, SCHEDULES, AND EXHIBITS. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the foregoing Agreement and Plan of Reorganization is hereby executed as of the date first above written.

                              SELLER:

                              FIDELITY NATIONAL TITLE INSURANCE
                              COMPANY OF NEW YORK, a New York
                              corporation



                              By:  /s/ Frank P. Willey
                                   ------------------------------------
                              Its: E.V.P
                                   ------------------------------------


                              COMPANY:

                              NATIONAL TITLE INSURANCE OF NEW
                              YORK, INC., a New York corporation



                              By:  /s/ [Illegible]
                                   ------------------------------------
                              Its: E.V.P. and C.F.O.
                                   ------------------------------------


                              BUYER:

                              AMERICAN TITLE COMPANY, a California
                              corporation



                              By:  /s/ Michael Lowther
                                   ------------------------------------
                              Its:
                                   ------------------------------------


                              ACCEPTED AND AGREED TO WITH
                              RESPECT TO SECTION 7.11 ONLY:

                              FIDELITY NATIONAL FINANCIAL, INC., a
                              Delaware corporation



                              By:  /s/ Frank P. Willey
                                   ------------------------------------
                              Its: President
                                   ------------------------------------

                              EXHIBIT "A"

                            PROMISSORY NOTE

$2,000,000                                       _________________ ,1998

     FOR VALUE RECEIVED, AMERICAN TITLE COMPANY, a California corporation ("Obligor"), promises to pay to FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK, a New York corporation ("Holder"), at 2 Park Avenue, 3rd Floor, New York, New York 10016, or order, the principal sum of Two Million Dollars ($2,000,000), together with interest thereon at the rate of ten percent (10%) per annum for actual days elapsed.

     This Promissory Note is being delivered by Obligor to Holder in accordance with Sections 2.2 and 3.3(a) of that certain Stock Purchase Agreement (the "Agreement"), dated March __ ,1998, by and among Obligor, Holder and National Title Insurance Company of New York, Inc., a New York corporation ("Company"), pursuant to which Obligor purchased from Holder all of the outstanding capital stock of Company. The principal balance due hereunder is subject to reduction pursuant to Section 9.5(iv) of the Agreement.

     Principal and interest due hereunder shall be amortized over a period of five (5) years, and paid by Obligor to Holder in equal monthly installments commencing on ________ 1, 1998, and continuing for each consecutive month thereafter through and including _________ 1, 2008. For purposes of clarification, such payments shall be due and payable in accordance with the Payment and Amortization Schedule attached hereto as Exhibit "A."

     Obligor may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will be applied first to unpaid interest and then to reduce principal.

     Obligor will be in default of this Promissory Note if any of the following events occur (an "Event of Default"): (a) Obligor fails to make any payment when due, which default is not cured within ten (10) days; (b) Obligor breaks any promise Obligor has made to Holder, or Obligor fails to perform any of its obligations promptly at the time and in the manner provided in this Promissory Note, the Agreement or in any other agreement or loan Obligor has with Holder; (c) any representation or statement made to Holder by Obligor or on Obligor's behalf is false or misleading in any material respect; or (d) either Obligor becomes insolvent, a receiver is appointed for all or any part of Obligor's property, Obligor makes an assignment for the benefit of creditors, or any proceeding is commenced by Obligor or against Obligor under any bankruptcy or insolvency laws.

     Upon the occurrence of an Event of Default the entire unpaid principal amount, together with all unpaid interest accrued thereon, shall be immediately due and payable and Holder may proceed to exercise any rights or remedies it may have under this Promissory Note or such other rights and remedies that Holder may have at law, in equity or otherwise.

     In the event this Promissory Note is turned over to an attorney at law for collection after an Event of Default, in addition to the principal balance and all accrued interest, Holder shall be entitled to recover from Obligor all costs of collection, including but not limited to reasonable attorneys' fees, and all such costs and expenses shall be payable on demand.

     Obligor hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Promissory Note and expressly agrees that, without in any way affecting the liability of Obligor hereunder, Holder may extend the time for payment of principal and/or interest hereunder. Obligor further waives, to the fullest extent permitted by law, the right to plead any and all statute of limitations as a defense to any demand on this Promissory Note.

     No failure on the part of Holder to exercise any right or remedy hereunder, whether before or after an Event of Default, shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute a waiver of any future Event of Default.

     This Promissory Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom such change is sought.

     Should any one or more of the provisions of this Promissory Note be determined illegal or unenforceable, all other provisions shall nevertheless remain effective.

     This Promissory Note has been delivered to Holder and accepted by Holder in the State of California. If there is a lawsuit, Obligor agrees upon Holder's request to submit to the jurisdiction of the courts of the State of California. This Promissory Note shall be governed by and construed in accordance with the laws of the State of California as those laws are applied to written contracts between residents of said jurisdiction to be performed within said jurisdiction.

     IN WITNESS WHEREOF, Obligor, intending to be legally bound hereby, has caused this Promissory Note to be duly executed and delivered as of the day and year first above written.

                                         AMERICAN TITLE COMPANY, a
                                         California corporation



                                         By:
                                              ------------------------------

                                         Its:
                                              ------------------------------

                                  EXIBIT "A"
                         PAYMENT AMORTIZATION SCHEDULE

PRINCIPLE AMOUNT:       $2.000,000
INTEREST RATE:                 10%
LIFE OF LOAN (MONTHS):          60

                  Payment      Interest      Principle       Remaining
   Month:          Amount       Amount:        Amount:      Principle:
---------       ---------     ---------      ---------    ------------
        1       42,494.09     16,666.67      25,827.42    1,974,172.58
        2       42,494.09     16,451.44      26,042.65    1,948,129.93
        3       42,494.09     16,234.42      26,259.67    1,921,870.25
        4       42,494.09     16,015.59      26,478.50    1,895,391.75
        5       42,494.09     15,794.93      26,699.16    1,868,692.59
        6       42,494.09     15,572.44      26,921.65    1,841,770.94
        7       42,494.09     15,348.09      27,146.00    1,814,624.94
        8       42,494.09     15,121.87      27,372.21    1,787,252.73
        9       42,494.09     14,893.77      27,600.32    1,759,652.41
       10       42,494.09     14.663.77      27,830.32    1,731,822.09
       11       42,494.09     14,431.85      28,062.24    1,703,759.85
       12       42,494.09     14,198.00      28,296.09    1,675,463.76
       13       42,494.09     13,962.20      28,531.89    1,646,931.87
       14       42,494.09     13,724.43      28,769.66    1,618,162.21
       15       42,494.09     13,484.69      29,009.40    1,589,152.81
       16       42,494.09     13,242.94      29,251.15    1,559,901.66
       17       42,494.09     12,999.18      29,494.91    1,530,406.75
       18       42,494.09     12,753.39      29,740.70    1,500,666.05
       19       42,494.09     12,505.55      29,988.54    1,470,677.51
       20       42,494.09     12,255.65      30,238.44    1,440,439.07
       21       42,494.09     12,003.66      30,490.43    1,409,948.64
       22       42,494.09     11,749.57      30,744.52    1,379,204.12
       23       42,494.09     11,493.37      31,000.72    1,348,203.40
       24       42,494.09     11,235.03      31,259.06    1,316,944.34
       25       42,494.09     10,974.54      31,519.55    1,285,424.78
       26       42,494.09     10,711.87      31,782.22    1,253,642.57
       27       42,494.09     10,447.02      32,047.O7    1,221,595.50
       28       42,494.09     10,179.96      32,314.13    1,189,281.37
       29       42,494.09      9,910.68      32,583.41    1,156,697.96
       30       42,494.09      9,639.15      32,854.94    1,123,843.02
       31       42,494.09      9,365.36      33,128.73    1,090,714.29
       32       42,494.09      9,089.29      33,404.80    1,057,309.49
       33       42,494.09      8.810.91      33,683.18    1,023,626.31
       34       42,494.09      8,530.22      33,963.87      989,662.44
       35       42,494.09      8,247.19      34.246.90      955,415.54
       36       42,494.09      7,961.80      34,532.29      920,883.24
       37       42,494.09      7,674.03      34,820.06      886,063.18
       38       42,494.09      7,383.86      35,110.23      850,952.95
       39       42,494.09      7,091.27      35,402.81      815,550.14
       40       42,494.09      6,796.25      35,697.84      779,852.30
       41       42,494.09      6,498.77      35,995.32      743,856.98
       42       42,494.09      6,198.81      36,295.28      707,561.70
       43       42,494.09      5,896.35      36,597.74      670,963.95
       44       42,494.09      5,591.37      36,902.72      634,061.23
       45       42,494.09      5,283.84      37,210.25      596,850.99
       46       42,494.09      4,973.76      37,520.33      559,330.65
       47       42,494.09      4,661.09      37,833.00      521,497.65
       48       42,494.09      4,345.81      38,148.28      483,349.38
       49       42,494.09      4.027.91      38,466.18      444,883.20
       50       42,494.09      3,707.36      38,786.73      406,096.47
       51       42,494.09      3,384.14      39,109.95      366,986.52
       52       42,494.09      3,058.22      39,435.87      327,550.65
       53       42,494.09      2,729.59      39,764.50      287,786.15
       54       42,494.09      2,398.22      40,095.87      247,690.28
       55       42,494.09      2,064.09      40,430.00      207,260.27
       56       42,494.09      1,727.17      40,766.92      166,493.35
       57       42,494.09      1,387.44      41,106.64      125,386.71
       58       42,494.09      1,044.89      41,449.20       83,937.51
       59       42,494.09        699.48      41,794.61       42,142.90
       60       42,494.09        351.19      42,142.90           (0.00)

                                 EXHIBIT "B"
                              LIST OF COUNTIES

Alameda
Contra Costa
Fresno
Kern
Los Angeles
Maricopa
Orange
Riverside
Sacramento
San Bernadino
San Diego
San Mateo
Santa Barbara
Santa Clara
Ventura